Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-53663, 2-53578, 33-7471, 33-22417, 33-37924, 33-39660, 33-57898, 33-55607, 33-58939, 33-58943, 333-14769, 333-21277, 333-21285, 333-41359, and 333-62098 of our reports dated February 24, 2005, (which reports express unqualified opinions and include an explanatory paragraph relating to the adoption of FASB Interpretation 46R and change in reportable segments), relating to the financial statements and financial statement schedules of Snap-on Incorporated and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Snap-on Incorporated for the year ended January 1, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, WI
February 24, 2005